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                                                                    EXHIBIT 25

                                 AMENDMENT TO
                      ALLIED LIFE FINANCIAL CORPORATION
                     SHORT TERM MANAGEMENT INCENTIVE PLAN

Effective June 2, 1998, the Short Term Management Incentive Plan ("Plan") is amended to provide for a new Section 15 as follows:

15.  CHANGE OF CONTROL

In the event of a Change of Control, the Total Award to be paid to a Participant under the Plan for the plan year in which such Change of Control occurs shall be calculated assuming the Goal for Growth and the Goal for EPS have been met. "Change of Control" shall be deemed to have occurred upon the first to occur of the following:

        (i) Any Person other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of ALFC, (b) a corporation owned directly or indirectly by the shareholders of ALFC in substantially the same proportions as their ownership of stock of ALFC, or (c) ALLIED Mutual Insurance Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of ALFC representing twenty percent (20%) or more of the total voting power represented by ALFC's then outstanding voting securities; or

        (ii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of ALFC plus any new Director (a) whose election by the Board of Directors or nomination for election by ALFC's shareholders was approved by a vote of at least three-fifths (3/5) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved or (b) whose nomination for election by ALFC's shareholders was made pursuant to the Stock Rights Agreement between ALFC and ALLIED Mutual, cease for any reason to constitute a majority thereof; or

        (iii) The shareholders of ALFC approve a merger or consolidation of ALFC with any other corporation, other than a merger or consolidation which would result in the voting securities of ALFC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of ALFC or such surviving entity outstanding immediately after such merger or consolidation, or the shareowners of ALFC approve a plan of complete liquidation of ALFC or an agreement for the sale or disposition by ALFC of all or substantially all ALFC's assets.


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